Exhibit  11


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                       MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                              COMPUTATION OF EARNINGS PER SHARE
                        Primary and Fully Diluted Earnings Per Share
              For the Three Months and Six Months Ended June 30, 1994 and 1993
                         (Amounts in thousands except as indicated)


                                       Three Months Ended      Six Months Ended
                                             June 30                June 30
                                        1994        1993       1994        1993
Shares for computation of primary
  and fully diluted earnings
  per share:

     Average number of shares
       outstanding                     158,100     152,600    158,100     152,600

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures        4,200       4,200      4,200       4,200

       Stock options                     1,100       1,200      1,100       1,200
                                       163,400     158,000    163,400     158,000


Net income, adjusted to basis of
  earnings per share:

     Net income                       $ 70,100    $ 53,300   $135,400    $107,800
     Add interest on convertible
       debentures, net of tax            1,400       1,500      2,900       3,000
                                      $ 71,500    $ 54,800   $138,300    $110,800


Primary and fully diluted earnings
  per share                               $.44       $.35        $.85        $.71

Earnings per share as reported            $.44       $.35        $.86        $.71

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     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.
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